Putnam RetirementReady 2020 Fund
7/31/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	1,170
Class B	5
Class C 	1

72DD2 (000s omitted)
Class M	7
Class R	1
Class Y	1,261

73A1
Class A	1.333
Class B	1.099
Class C	1.000

73A2
Class M	1.152
Class R	1.434
Class Y	1.467

74U1 (000s omitted)
Class A	1,227
Class B	8
Class C	2

74U2 (000s omitted)
Class M	8
Class R	2
Class Y	1,034

* Represents less than 1(000s omitted)

74V1
Class A	66.20
Class B	64.77
Class C	64.89

74V2
Class M	64.99
Class R	65.08
Class Y	70.95